--------------------------------------------------------------------------------
SEC 1745 Potential persons who are to respond to the collection of information contained in this form are not required to (02-02) respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------
                                                             OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response. . . 11
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                          (Amendment No. _____4______)*

                       Pennsylvania Commerce Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                               Voting Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   708677 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.       708677 109
--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
              Alan R. Hassman
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
              (a)    N/A
              (b)
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
                United States
--------------------------------------------------------------------------------
Number of               5.  Sole Voting Power                         81,622 (1)
Shares                  --------------------------------------------------------
Beneficially            6.  Shared Voting Power                       26,361 (2)
Owned by                --------------------------------------------------------
Each Reporting          7.  Sole Dispositive Power                    81,622 (1)
Person With             --------------------------------------------------------
                        8.  Shared Dispositive Power                  26,361 (2)

                  (1) Includes 15,390 shares which may be acquired upon exercise of currently exercisable options and 5,187 shares held in street name

                  (2) Includes 26,361 shares beneficially owned by Gloria Hassman, Mr. Hassman's wife
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                107,983
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                N/A
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)
                4.9%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
                IN
--------------------------------------------------------------------------------

Item 1.

          (a)  Name of Issuer - Pennsylvania Commerce Bancorp, Inc.
          (b) Address of Issuer's Principal Executive Offices - 100 Senate Avenue, Camp Hill, PA 17011

Item 2.
          (a)  Name of Person Filing - Alan R. Hassman
          (b) Address of Principal Business Office or, if none, Residence - 3400 Market Street, Camp Hill, PA 17011
          (c)  Citizenship - United States
          (d)  Title of Class of Securities - Common Stock $1.00 par value
          (e)  CUSIP Number - 708677 109

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: - N/A

Item 4.   Ownership. - See Numbers 5, 6, 7, 8, 9 and 11 above

Item 5.   Ownership of Five Percent or Less of a Class - Yes

Item 6.   Ownership of More than Five Percent on Behalf of Another Person. - N/A

Item 7. Identification and Classification of the Subsidiary, Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. - N/A

Item 8.   Identification and Classification of Members of the Group - N/A

Item 9.   Notice of Dissolution of Group - N/A

Item 10.  Certification - N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                               2/13/2004
                                                       -------------------------
                                                                  Date

                                                         /s/ Alan R. Hassman
                                                       -------------------------
                                                               Signature

                                                            Alan R. Hassman
                                                       -------------------------
                                                               Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.